Exhibit 10.6

Execution Copy

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into on this 30 day of October, 2011, by and between CollPlant Ltd., a company organized under the laws of the State of Israel (the “Company”) and Eran Rotem, Israel I.D No. XXXXXXX, residing at Derech HaBe’erot, P.O.B 144, Moshav Mishmeret, 40695, Israel (the “Employee”). The Company and Employee shall be sometimes referred to each as a “Party” and collectively as the “Parties”.

WHEREAS, the Company desires to employ Employee on the terms and conditions set forth herein and Employee desires to be employed by the Company and enter into this Agreement on such terms and conditions;

NOW, THEREFORE, in consideration of the mutual undertakings of the Parties, it is hereby agreed as follows:

1.             DUTIES AND RESPONSIBILITIES

1.1.         Commencing as of January 15, 2012 (the “Effective Date”), Employee shall be employed by the Company as its Chief Financial Officer (the “Position”).

1.2.         Within the scope of the Position, Employee shall report to the Chief Executive Officer of the Company (the “CEO”), and shall perform such duties and activities as are customarily performed by such a director of a company operating in the Company’s field and as shall be directed from time to time by the CEO. Employee further acknowledges and agrees that his scope of responsibilities and duties shall include the provision of services to both the Company and to its parent company, CollPlant Holdings Ltd. (“CollPlant Holdings”) and that he shall not be entitled to receive any additional or other compensation or payment either from the Company or from CollPlant Holdings with respect thereto, other than as expressly stated in Section 3 below.

1.3.         Employee shall be employed on a full-time basis. So long as Employee is employed by the Company, Employee shall devote his entire working time and best efforts to the business and affairs of the Company and the performance of Employee’s duties hereunder, and shall: (i) not undertake or accept any other employment or paid occupation (ii) refrain from engaging in any business or other activity which may be of conflict of interest with Employee’s position with the Company, the performance of his duties and responsibilities pursuant to this Agreement and/or with the best interests of the Company; and (iii) promptly notify the Company of any such matter or activity.

1.4.         Employee acknowledges and agrees that the performance of Employee’s duties may also require travel within and outside of Israel, at the Company’s request and expense.

2.             EMPLOYEE REPRESENTATIONS AND WARRANTIES

Employee hereby represents and warrants to the Company, as of the date hereof and as of the Effective Date, as follows:

2.1.         Employee has the necessary skills, knowledge, ability, expertise and experience to fulfill his obligations hereunder, shall do so diligently, professionally and conscientiously and shall comply with the regulations and procedures of the Company.

2.2.         The execution and delivery of this Agreement and the fulfillment of the terms hereof will constitute the valid, binding and enforceable obligations of Employee and will not

CollPlant Ltd. Proprietary and Confidential

violate, conflict with or constitute a default under or breach of any agreement and/or undertaking and/or instrument, judgment or order to which the Employee is a party or by which he is bound, or any provision of law, rule or regulation applicable to Employee, and do not require the consent of any person or entity. In the performance of Employee’s obligations hereunder, Employee will not make use of (i) any confidential or proprietary information belonging to any third party, or (ii) any information to which Employee is restricted from disclosing or using due to contractual undertakings or by law.

2.3.         Employee shall notify the Company immediately and without delay of any matter, which might constitute a conflict of interests with Employee’s position with the Company, the performance of his duties and responsibilities pursuant to this Agreement and/or or with the best interests of the Company.

2.4.         Employee will not accept, whether during the term of this Agreement or at any time thereafter, directly or indirectly, any payment, benefit and/or other consideration, from any third party, in connection with or arising from Employee’s employment with the Company, without the Company’s prior written authorization.

3.             SALARY AND BENEFITS

In full consideration for Employee’s services hereunder, Employee shall be entitled to the following payments and benefits, effective as of the Effective Date:

3.1.         Salary

3.1.1.      The Company shall pay Employee a monthly gross salary of NIS 45,500 (the “Salary”).

3.1.2.      The Salary shall be payable monthly in arrears, in accordance with the Company’s usual practice, by the 9th day of the following calendar month.

3.1.3.      It is agreed between the Parties that the position that Employee holds within the Company is a management position, which demands a special level of loyalty, and accordingly, the Work Hours and Rest Law (1951) shall not apply to Employee’s employment by the Company and this Agreement.

3.2.         Manager’s Insurance/Pension Fund

3.2.1.      The Company shall insure Employee under an accepted Manager’s Insurance Policy (the “Policy”), and shall pay an amount equal to (i) 8.33% of the Salary on account of severance pay payable to Employee upon severance in accordance with the provisions of this Agreement; and (ii) 5% of the Salary towards Policy payments, subject to the deduction of 5% of the Salary to be paid towards the Policy on behalf of Employee. In addition, the Company shall pay an amount equal to 2.5% of the Salary towards disability insurance in favor of Employee.

3.2.2.      Employee may extend an existing policy or plan and/or incorporate it into the Policy, at Employee’s discretion. In the event the Employee elects to be insured under a pension plan, the allocations set forth in Section 3.2.1 above shall be adjusted in accordance with the pension plans’ policies. In the event that contributions or amounts under this Section 3.2 shall exceed tax exempt amounts pursuant to the Israeli Income Tax Ordinance and/or the regulations promulgated thereunder, then the Employee shall bear any and all taxes imposed thereupon.

3.2.3.      During Employee’s employment period with the Company, the Company shall be the sole owner of the Policy. Other than as set forth below, in the event of a termination of this Agreement, the Company shall transfer the title in and to the Policy to

Employee.

3.2.4.      The Company and Employee agree and acknowledge that transfer of ownership of the severance portion of the Policy to the Employee as set forth in Section 3.2.3 above shall be in lieu of and not in addition to any entitlement of the Employee under any applicable law or this Agreement to severance pay, according to the General Approval of the Minister of Labor and Welfare, regarding Employers’ Payments to Pension Funds and Insurance Policies in Lieu of Severance Pay in Accordance with Section 14 of the Severance Pay Law 1963, attached hereto as Exhibit A (the “General Approval”). Accordingly, the Company hereby waives any rights to said payments made to the Policy, except as set forth in the General Approval.

3.3.         Education Fund (Keren Hishtalmut)

3.3.1.      The Company shall pay an amount equal to 7.5% of the Salary to an Education Fund (Keren Hishtalmut) designated by the Employee (the “Education Fund”), and shall deduct from the Salary an amount equal to 2.5% of the Salary on behalf of Employee, and shall pay such amounts to the Education Fund.

3.4.         Annual Recreation Allowance. Employee shall be entitled to annual recreation allowance (Dmei Havra’a) in accordance with applicable law.

3.5.         Vacation

3.5.1.      Employee shall be entitled to twenty two (20) paid vacation days (business days) for each calendar year of work, on a pro-rata basis (the “Vacation Days”). Each leave shall be coordinated with the CEO in advance, with adequate regard to the needs of the Company.

3.5.2.      Accumulation of any unused Vacation Days due to Employee pursuant to the Annual Vacation Law - 1951 (the “Vacation Law”), shall be subject to the provisions of the Vacation Law. Vacation Days exceeding such number of Vacation Days due to Employee pursuant to the Vacation Law from time to time (the “Excess Vacation Days”), may be accumulated by Employee from time to time for use during the next two (2) years  provided, that, in any event, the number of Excess Vacation Days Employee may accumulate shall not exceed twenty (20) days.

3.5.3.      Subject to applicable law, any accrued Vacation Days shall not be redeemable by Employee.

3.6.         Sick Leave

Employee shall be entitled to paid sick leave pursuant to applicable law. Payments by the Company of sick leave days in connection with disability payments shall be set-off against payments received by Employee pursuant to Section 3.2 above.

3.7.         Company Car

3.7.1.      The Company shall make available to Employee a leased Company car (the “Company Car”). The Company Car shall be of a “level 4” type car as available to the Company pursuant to its respective lease agreement(s) from time to time. In case the Employee would like to upgrade to “level 5” type car (as available to the Company pursuant to its respective lease agreement(s) from time to time), then the difference in the fees payable by the Company with respect to such car will be borne by Employee and deducted from the Salary.

3.7.2.      The Company Car shall be placed with Employee for his business and reasonable personal use and for the use of his immediate family members, in accordance with the Company’s respective lease agreement(s) from time to lime. Employee shall take good care of the Company Car and ensure that the provisions of the insurance policy, the lease agreement and the Company’s rules relating to the Company Car are strictly, lawfully and carefully observed.

3.7.3.      Subject to applicable law, the Company shall bear all fixed and ongoing expenses relating to the Company Car and to the use and maintenance thereof; excluding fines and expenses (including legal expenses) incurred in connection with violations of law or the insurance policy, or Company’s rules, which shall be borne and paid solely by Employee. In addition, Employee shall bear the cost of any deductible amount charged from the Company for damages caused to the Company Car. Employee shall indemnify and/or reimburse the Company, upon its first demand, for all charges paid and expenses incurred by it in connection with any of the above.

3.7.4.      Employee shall further bear any and all taxes applicable to his in connection with said Company Car and the use thereof, in accordance with income tax regulations applicable thereto.

3.8.         Company Phone

3.8.1.      The Company shall provide Employee with a cellular telephone (the “Company Phone”), and shall bear the costs and expenses associated with the use of the Company Phone for the fulfillment of his duties hereunder, provided that Company rules and procedures in respect thereof are observed.

3.8.2.      Employee shall bear any and all taxes applicable to his in connection with the Company Phone and the use thereof, in accordance with income tax regulations applicable thereunder.

3.9.         Expenses

The Company will reimburse Employee, against receipts, for expenses incurred by Employee in the performance of Employee’s duties pursuant to this Agreement, provided that prior written approval for such expenses was granted by the Company. Expenses made in accordance with Company policy shall not require such prior approval.

3.10.       Incentive Plan

3.10.1.    Subject to the approval of the Board of Directors of CollPlant Holdings (the “CollPlant Holdings Board”), on or promptly after the Effective Date (the “Grant Day”), Employee shall be granted an option to purchase up to an aggregate of 450,000 Ordinary Shares of CollPlant Holdings, par value NIS 0.01 each, under a CollPlant Holding employee share option plan (the “Options” and the “Plan”, respectively).

3.10.2.    The Option shall be granted to Employee pursuant to such objectives and criteria for entitlement (including without limitation any vesting schedule) as shall be determined by the CollPlant Holding Board, and shall be subject to the provisions of the Plan. The Option’s exercise price shall be determined by the CollPlant Holdings Board, based on the average market share price, according to the market price during a 10 day period prior to the Grant Day, provided, however, that the Option’s exercise price shall in any event be no less than 0.644 NIS.

3.10.3.    Employee acknowledges and understands that his entitlement hereunder is subject, inter alia, to the approval of the CollPlant Holdings Board and the execution by Employee of applicable agreement(s).

3.11.       Annual Bonus. Employee shall be entitled to an annual bonus, equal to up to two (2) Salaries, subject to: (i) full compliance and successful achievement of objectives to be determined by the CEO together with Employee within the first three (3) months from the beginning of each calendar year; and (ii) approval by the CEO and the CollPlant Holdings Board (and/or any committee thereof) that such objectives have been successfully achieved and fully complied with.

3.12.       Any and all benefit, right or payment to which Employee is entitled pursuant to this Agreement shall be calculated based on the Salary only, excluding any additional compensation, payment or reimbursement payable to Employee hereunder.

3.13.       The Salary and all other benefits hereunder shall be payable to Employee also with respect to periods of the Employee’s military reserve duty, if applicable. Employee shall inform the Company of any military reserve duty Employee has been ordered to perform, promptly after he has been notified of the same. The Company shall be entitled to retain any amounts payable by the National Insurance Institute or any other agency or entity with respect to such reserve duty period(s).

3.14.       Employee will bear any and all taxes applicable to Employee in connection with amounts paid by Employee and/or the Company pursuant to this Section 3. The Company shall legally deduct and withhold income tax payments and other obligatory payments, such as social security and mandatory health insurance, from all of the payments which shall be paid to Employee hereunder and pursuant to applicable law, including all taxes imposed on any benefits granted to Employee and on any part of the benefits which exceeds maximum exemption(s) provided by law.

4.             CONFIDENTIALITY, PROPRIETARY RIGHTS AND NON-COMPETITION

Upon execution hereof, Employee shall execute and deliver the Confidentiality, Proprietary Rights and Non-Competition Undertaking attached hereto as Exhibit B (the “Undertaking”).

5.             TERM AND TERMINATION

5.1.         This Agreement shall enter into effect upon the later of its execution by the Parties and the receipt of all Company and CollPlant Holdings requisite corporate approvals and shall remain in force and effect unless and until terminated as provided herein. Notwithstanding, the employer-employee relationship created under this Agreement shall commence only upon the Effective Date.

5.2.         Either Party may terminate this Agreement by providing the other Party with Ninety (90) days’ prior written notice (the “Notice Period”).

5.3.         Notwithstanding anything to the contrary herein, the Company may terminate this Agreement and the employer-employee relationship hereunder at any time, and without derogating from any other remedy to which the Company may be entitled, for Cause (as hereinafter defined), by providing Employee written notice thereof. In such event, this Agreement and the employer-employee relationship hereunder shall be deemed effectively terminated as of the date of delivery of such notice, without any notice period or redemption thereof.

The term “Cause” shall mean, but shall not be limited to: (i) a breach by Employee of any of the material terms or conditions of this Agreement, including but not limited to the provisions of the Undertaking; or (ii) Employee’s willful misconduct, or action of personal dishonesty, bad faith or breach of trust towards the Company or any of its subsidiaries and/or affiliates; or (iii) the commission by Employee of a criminal offense, or fraud against the Company and/or any of its subsidiaries and/or affiliates; or (iv) circumstances that deny Employee to severance payment under any applicable law and/or under any judicial decision of a competent tribunal authority.

5.4.         At the option of the Company, during the Notice Period, Employee shall continue to perform his duties as set forth herein or remain absent from the premises of the Company.

In the event that Employee’s employment is terminated by the Company other than for Cause, during the Notice Period the Company shall pay Employee the Salary and the benefits set forth in Sections 3.2-3.3 above (if and to the extent due), and Employee shall be entitled to continue using the Company Car and Phone. In the event that Employee’s employment is terminated either by (i) the Employee; or (ii) the Company for Cause, the Company shall have the right, at any time during the Notice Period, to terminate the employment relationship immediately and shall only pay Employee the Salary due for the remaining period of the Notice Period and the benefits set forth in Sections 3.2-3.3 above.

5.5.         Upon the earlier of (a) the date of termination of the Notice Period; or (b) the date of actual termination of employment for any reason other than for Cause (or in the event of termination for Cause then immediately upon termination of employment), Employee shall return to the Company, at its principal office, any and all Company equipment, property and documents in Employee’s possession or control, including without limitation, the Company Car (as defined below) (together with its keys and any other equipment supplied and/or installed therein by the Company and any documents relating to the Company Car) and the Company Phone (as defined below).

5.6.         Any outstanding payment due by Employee to the Company in connection with his employment shall be repaid by Employee by the earlier of (a) the date of termination of the Notice Period; or (b) the date of actual termination of employment for any reason other than for Cause (or in the event of termination for Cause then immediately upon termination of employment). Notwithstanding, the Company may set-off any such outstanding amounts due to it against any payment due by the Company to Employee, subject to applicable law.

5.7.         The provisions of Sections 3.1.3, 3.2.4 and 3.14 above, Section 6.5 below and the provisions of the Undertaking, will remain in full force and effect after termination or expiration of this Agreement.

6.             MISCELLANEOUS

6.1.         Preamble; Exhibits; Headings; Interpretation. The preamble to this Agreement, and the Exhibits attached hereto, constitute an integral part hereof. Section headings contained herein are for reference and convenience purposes only and shall not in any way be used for the interpretation of this Agreement.

6.2.         Entire Agreement. The Parties confirm that this is a personal services contract and that the relationship between them shall not be subject to any general or special collective employment agreement or any custom or practice of the Company in respect of any of its other employees or contractors. This Agreement, together with the Exhibits hereto, constitute the entire agreement between the parties with respect to the subject matters hereof and thereof and supersede all prior agreements, understandings and arrangements, oral or written, between the parties with respect to the subject matters hereof and thereof.

6.3.         Amendment; Waiver. Any term of this Agreement may be amended only with the written consent of the Parties. The observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Party against which such waiver is sought. No waiver by either Party at any time to act with respect to any breach or default by the other Party of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

6.4.         Successors and Assign; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns. Neither this Agreement or any of the Employee’s rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred by Employee without the prior consent in writing of the Company, except by will or by the laws of descent and distribution. The Company may freely assign and/or transfer this Agreement and any of its rights, privileges, or obligations hereunder.

6.5.         Governing Law; Jurisdiction. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Israel, without giving effect to the rules with respect to conflicts-of-law. Any dispute arising out of, or relating to this Agreement, its interpretation or performance hereunder shall be resolved exclusively by the competent Labor court of the Tel Aviv-Jaffa district, and each of the parties hereby submits exclusively and irrevocably to the jurisdiction of such court.

6.6.         Severability. If any term or provision of this Agreement shall be declared invalid, illegal or unenforceable, then such term or provision shall be enforceable to the extent that a court shall deem it reasonable to enforce such term or provision and, if any such term or provision shall be held by any competent court to be unreasonable to enforce to any extent, such term or provision shall be severed and all remaining terms and provisions shall be unaffected and shall continue in full force and effect.

6.7.         Notices. Each notice and/or demand given by a party pursuant to this Agreement shall be in writing and sent by registered mail to the other party at the address appearing in the caption of this Agreement, and such notice and/or demand shall be deemed given at the expiration of three (3) days from the date of mailing by registered mail or immediately if delivered by hand. Such address shall be effective unless notice of a change in address is provided by registered mail to the other party.

[Signature Page to CollPlant Ltd. Employment Agreement]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written:

/s/ Yehiel Tal		/s/ Eran Rotem
CollPlant Ltd.		Eran Rotem
November 16, 2011
By:	Yehiel Tal

Title:	Chief Executive Officer

By:	Alon Bloomenfeld

Title:	Chief Financial Officer

[Translated from Hebrew]

EXHIBIT A

General Approval for Employers’ Payments to a Pension Fund and Insurance Funds instead of Severance Payments(1)

Based upon my authority under section 14 of the Severance Pay Law, 1963 (“the Law”), I approve payments that the employer has made from the date of publication of this approval, for its employee to a comprehensive pension plan in an annuity-based provident fund that is not an insurance fund in the meaning of the term in the Income Tax Ordinances (Rules for Approval and Management of Provident Funds), 1964 (“Pension Fund”), or to an Executive Insurance Plan that includes the possibility of an allowance payment [annuity] or a combination of payments to an annuity program and a non-annuity program in the aforesaid insurance fund (“Insurance Fund”), including payments made in a combination of Pension Fund and Insurance Fund, whether the Insurance Fund has an annuity plan or not (“Employer’s Payments”), shall be instead of severance pay to which the said employee is entitled on account of remuneration from which was paid the said payments and for the period for which paid (“the Exempted Salary”), subject to fulfillment of the following:

1.              Employer’s Payments –

a.              To a Pension Fund that is not less than 14 1/3% of the Exempted Salary or 12% of the Exempted Salary if the employer in addition also pays for its employee for topping up of severance pay into a Severance Pay Provident Fund or an Insurance Fund in the name of the employee in an amount of 2 1/3% of the Exempted Salary. If the employer has not also paid in addition to the 12% the said 2 1/3%, its payments shall be instead of 72% of the employee’s severance payment, only;

b.              To an Insurance Fund not less than one of the following:

i.                 13 1/3% of the Exempted Salary, if the employer also pays for its employee in addition payments for guaranteed minimum monthly income in the event of disability, in a plan approved by the Commissioner for the Capital Markets, Insurance and Savings at the Treasury, in the required amount to guarantee at least 75% of the Exempted Salary or at the rate of 2 1/2% of the Exempted Salary, whichever is the lower (“Payment to Disability Insurance”);

ii.              11% of the Exempted Salary, if the employer also pays the Payment to Disability Insurance, and in this case, the employer’s payments shall be instead of 72% of the employee’s severance pay only; if the employer also paid supplementary to these payments for topping up of severance pay to a Severance Pay Provident Fund or to an Insurance Fund in the

(1)  Official Announcements 1998, 4394; 2000, 5; 2001, 1949

employee’s name in the amount of 2 1/3% of the Exempted Salary, the employer’s payments shall be instead of 100% severance pay of the employee.

2.              Not later than three months after the start of making the employer’s payments, an agreement will be drawn up between the employer and employee in which –

a.              Agreement of the employee to the arrangement based on this approval with wording that specifies the employer payments and the Pension Fund and Insurance Fund, as applicable; in the said agreement the text of this approval shall also be included;

b.              Advance waiver by the employer of any right it might have to reimbursement of monies from its payments, unless the employee’s right to severance pay has been voided by a court ruling under sections 16 or 17 of the Law, and if voided or the employee withdrew monies from the Pension Fund or Insurance Fund not on account of an Entitling Event; in this regard, “Entitling Event” is death, disability or retirement at the age of 60 or more.

3.              Nothing in this approval shall derogate from the employee’s right to severance pay in law, a collective agreement, expansion order or employment contract, for remuneration above the Exempted Salary.

EXHIBIT B

CONFIDENTIALITY, PROPRIETARY RIGHTS AND NON-COMPETITION UNDERTAKING

The following Undertaking confirms certain terms of my employment with CollPlant Ltd. (the “Company”), which is a material part of the consideration for my employment by the Company and the compensation received by me from the Company from time to time. Capitalized terms not defined herein shall have the meaning ascribed to them in the Employment Agreement to which this Undertaking is attached (the “Employment Agreement”).

1.                                      CONFIDENTIALITY

1.1.                            I acknowledge that in the course of my employment with the Company I may (or may have) receive(d), learn(ed), be(en) exposed to, obtain(ed), or have (had) access to nonpublic information relating to the Company (for the purposes of this Section 1, including CollPlant Holdings), their business, operations and activities, including without limitation any commercial, financial, business or technical information, inventions, developments, processes, specifications, technology, know-how and trade secrets, information regarding marketing, operations, plans, activities, customers, suppliers, business partners, etc. (“Confidential Information”), and hereby undertake: (a) to maintain the Confidential Information in strict confidence at all times and not to communicate, publish, reveal, describe, allow access to, divulge or otherwise disclose, expose or make available the Confidential Information in whole or in part, to any person or entity, all whether directly or indirectly, and whether in writing or otherwise, and (b) not to use the Confidential Information for any purpose other than for the performance of my employment obligations.

I further recognize that (i) the Company may receive confidential or proprietary information from third parties, subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Such information shall also be deemed “Confidential Information” hereunder, mutatis mutandis; and (ii) the Company is a subsidiary of CollPlant Holdings, a public company traded on the Tel-Aviv Stock Exchange, and accordingly, Confidential Information may be considered as “inside information” pursuant to Israeli securities laws and regulations.

1.2.                            In addition, I represent and warrant that I will keep the terms and conditions of the Employment Agreement and this Undertaking strictly confidential and will not disclose it to any third person unless and to the extent required by applicable law and subject to prior written notice to the Company. I nevertheless understand and agree that the Company may disclose the terms and conditions of the Employment Agreement and this Undertaking if it so deems necessary and that it is particularity required to make certain public disclosures and publications under applicable laws which may include the terms and conditions of the Employment Agreement and this Undertaking.

1.3.                            Upon the earlier of the Company’s request or the termination of my employment, I shall return to the Company any and all documents and other tangible materials containing Confidential Information, and shall erase or destroy any computer or data files in my possession containing Confidential Information, such that no copies or samples of Confidential Information shall remain with me.

1.4.                            Without derogating from the above, all Confidential Information made available to, received by, or generated by me shall remain the property of the Company (or its respective owners), and no license or other right in or to the Confidential Information is granted hereby. Any and all material (including without limitation, files, records, documents, design, drawings, specifications, equipment, notebooks, notes, memoranda, diagrams, blueprints, bulletins, formula, reports, analyses, computer programs, software) and data of any kind relating to Confidential Information and/or Proprietary Rights (as defined below), whether prepared by the undersigned or otherwise coming or having come into my possession, and whether or not marked or classified as Confidential Information, shall remain the exclusive property of the Company (or its respective owners).

2.                                      PROPRIETARY RIGHTS

2.1.                            Any and all right, title and interest in and to any and all discoveries, inventions, ideas, developments, technology, products, improvements, enhancements, derivations, modifications, mask works, trade secrets, concepts, ideas, techniques, methods and methods of use, delivery and/or diagnostics, processes materials, proceeds, data, compositions of matters, formulations, know-how, designs and works of authorship, invented, made, developed, discovered, conceived, conducted, designed, reduced to practice, written, authored, compiled, produced and/or created, in whole or in part, by me (or so caused or enabled), independently or jointly with others, (i) during my employment with the Company; or (ii) which result or arise from or relate to my employment with the Company, or work performed by or for the Company, or any Confidential Information; or (iii) with the use of any Company equipment, supplies, facilities, trade secrets or proprietary information of the Company; or (iv) which relate to the Company’s business, technology or research and development (the “Inventions”), and any and all right, title and interest in and to the Inventions, including without limitation, all patents, copyrights, trademarks, trade names, moral rights and other intellectual, industrial and/or proprietary rights and applications, extensions and renewals associated therewith (collectively and together with the Inventions, the “Proprietary Rights”), shall be the sole and exclusive property of the Company, its successors and assigns (for the purposes of this Section 2, collectively, the “Company”). All works authored by me pursuant to the Employment Agreement, including without limitation the Inventions, shall be deemed “work made for hire”.

2.2.                            I shall have no title, rights, claims or interest whatsoever in or with respect to the Proprietary Rights. I hereby acknowledge and agree that the salary and other benefits to which I am entitled to receive from the Company by virtue of my employment with the Company constitute the sole and exclusive consideration to which I am entitled, by virtue of any contract or law (including, but not limited to, the Israel Patent Law, 5727-1967 (the “Patent Law”)), in respect of any and all Inventions, and I hereby waive all past, present and future demands, contentions, allegations or other claims, of any kind, in respect thereof, including the right to receive any additional royalties, consideration or other payments. Without derogating from the aforesaid, I hereby acknowledge and agree that the level of the compensation and consideration to which I am entitled has been established based upon the aforementioned waiver of rights to receive any such additional royalties, consideration or other payment. The foregoing will apply to any “Service Inventions” as defined in the Patent Law and under no circumstances will I be deemed to have any proprietary right in any such Service Invention, notwithstanding the provision or non-provision of any notice of an invention and/or company response to any such notice, under Section 132(b) of the Patent Law. This Undertaking and the Employment Agreement are expressly intended to be an agreement with regard to the terms and conditions of consideration for Service Inventions in accordance with Section

134 of the Patent Law.

2.3.                            I hereby irrevocably and unconditionally transfer and assign to the Company, and if and when not otherwise assignable herein, agree and undertake to transfer and assign to the Company in the future, any and all of my rights, tide and interest, now and hereafter acquired, in and to the Proprietary Rights, (without any payments, liabilities or restrictions to any person or third party) in any and all media now known or hereafter devised, and all claims and causes of action of any kind with respect to any of the foregoing, throughout the world in perpetuity.

In the event that pursuant to any applicable law I retain any rights in and to the Proprietary Rights that cannot be assigned to the Company, I hereby unconditionally and irrevocably waive any right, claim or demand with respect thereto (including without limitation for any compensation, royalty or reward, or the enforcement of all such rights), and all claims and causes of action of any kind with respect to any of the foregoing, and agree, at the request and expense of the Company, to consent to and join in any action to enforce such rights and to procure a waiver of such rights from the holders of such rights, if any.

In the event that I retain any rights in and to Proprietary Rights that cannot be assigned to the Company and cannot be waived, I hereby grant the Company an irrevocable, exclusive, perpetual, worldwide, royalty-free license to exploit, use, develop, perform, modify, change, reproduce, publish and distribute, with the right to sublicense and assign such rights, and all claims and causes of action of any kind with respect to any of the foregoing, in and to the Proprietary Rights, in any way the Company sees fit and for any purpose whatsoever. Without derogating from the above, I hereby forever waive and agree never to assert any and all rights of paternity or integrity, any right to claim authorship of any Invention, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to any Invention, and any similar right.

2.4.                            I will promptly disclose to the Company fully and in writing all Inventions but will otherwise keep the Inventions in strict confidence in accordance with the provisions of Section 1 above.

2.5.                            I further agree and undertake to take all necessary measures and to fully cooperate with the Company, during and after the term of my employment, in order to perfect, enforce, and/or defend the Proprietary Rights, and effectuate the Company’s title and interest therein, including without limitation as follows: (i) to keep accurate records relating to the conception and reduction to practice of all Proprietary Rights, which records shall be the sole and exclusive property of the Company and shall be surrendered to the possession of the Company, immediately upon their creation; and (ii) to provide the Company with all information, documentation, and assistance, including the preparation or execution, as applicable, of documents, declarations, assignments, drawings and other data, all such information, documentation, and assistance to be provided at no additional expense to the Company, except for out-of-pocket expenses incurred by me at the Company’s request or with the Company’s prior written consent. Without derogating from any of my obligations hereunder, I hereby appoint any officer of the Company as my duly authorized agent to execute, file, prosecute and protect the same before any government agency, court or authority.

3.                                      NON-COMPETITION; NON-SOLICITATION

3.1.                            I agree and declare that, so long as I am an employee of the Company, and for a period of twelve (12) months following termination of my employment, I will not, directly or indirectly, (i) engage in, participate, assist or become financially interested in, any business venture worldwide that is engaged in any activity competing with or similar to Company’s Business; (ii) employ or otherwise engage, recruit or otherwise solicit, induce or influence any person to leave the employment or service of the Company; and (iii) solicit or encourage any customer, supplier or service provider to terminate or modify adversely its business relationship with the Company or otherwise intervene in any relationship between the Company and any of its employees, contractors, suppliers or consultants.

3.2.                            For the purposes of this Section 3, “Company’s Business” shall mean research, development and commercialization activities relating to the field of business engaged or planned by the Company during the term of my employment with the Company (including research and development activity). I expressly acknowledge that the business objectives and targeted operating market of the Company are worldwide, and consequently the obligations prescribed in this Section 3 shall apply on a worldwide basis.

For the purposes of this Section 3, “directly or indirectly” includes doing business as an owner, partner, joint venturer, an independent contractor, shareholder, director, officer, manager, broker, agent, employee, service provider or advisor, licensor or in any other capacity whatsoever, but does not include holding up to 1% of the free market shares of any publicly traded companies.

3.3.                            I hereby acknowledge that the provisions of this Section 3 are reasonable to legitimately protect Confidential Information, Proprietary Rights and Company property (including intellectual property and goodwill) to which I, in my position in the Company, have been and will continue to be exposed, and that my compensation under the Employment Agreement incorporates special consideration with respect for these non-competition undertaking.

4.                                      General

4.1.                            The undersigned understands and agrees that monetary damages would not constitute a sufficient remedy for any breach or default of the obligations contained in this Undertaking, and that the Company shall be entitled, without derogating from any other remedies, to seek injunctive or other equitable relief to remedy or forestall any such breach or default or threatened breach.

4.2.                            The provisions of the Employment Agreement relating to term and termination and the general provisions thereof shall apply to this Undertaking, mutatis mutandis.

IN WITNESS WHEREOF, I hereby affix my name and signature, on this 16 day of November, 2011.

/s/ Eran Rotem
Name: Eran Rotem

[Translated from Hebrew]

Exhibit C — Notice of Employment Terms details

1.              Employer:

•	CollPlant Ltd
•	Legal status:	Limited company
•	Company No:	513578260
•	Address:	3 Sapir Street, Nes Ziona

2.              Employee:

•	Name:	Eran Rotem
•	ID No:	XXXXXXX
•	Address:	Habe’erot Way, POB 144, Moshav Mishmeret 40695
•	Start of employment:	February 1, 2012
•	Contract period:	Indefinite

3.              Main positions of the employee in the Company are;

a.              Chief Financial Officer

4.              Direct superior of employee or description of position of direct superior: Company’s CEO

5.              Basis for payment of salary:                                     Monthly salary

6.              Total of all fixed payments paid to employee as salary (gross) is NIS 45,500

7.              Company car class 4. Tax costs are responsibility of the employee.

Details of all payments to be paid to employee as remuneration are:

Fixed payments		Non-fixed payments
Type of payment	Date of payment	Type of payment	Date of payment
Salary	9th of each month	Bonus	As per contract
Convalescence pay	1/12 of applicable annual payment, on the 9th of the month	Options	As per contract

8.              Length of employee’s regular working day is the length of the regular working day of an employee in a similar position to that of the employee, but in all circumstances shall not be less than 8.5 hours per day for a full time position.

9.              Employee’s weekly day of rest: Friday, Sabbath [Saturday].

10.       Payments for social benefits to which the employee is entitled that will be made from the start of employment:

Type of payment	Receiving body and Plan name	% payment of employee	% payment of employer	Date of start of payment
Pension
Executive Insurance Plan		5%	13.33%
Savings (Education Fund etc)		2.5%	7.5%
Disability payment		Up to 2.5%

It is stipulated that the employee’s right to the monies transferred for severance pay is subject to the law and the employment agreement between the employee and employer. Details of the payments transferred for severance pay do not establish a waiver by the employer of any right it might have for the reimbursement of monies from its payments, or grant the employee any right to receive the aforesaid monies.

This notice is not an employment agreement, but rather a notice by the employer concerning the main terms of employment. Nothing in this notice shall derogate from any right granted in law, by an expansion order, collective agreement or employment contract.

Signature of employer:

Date:	October 30, 2011
[Hebrew original is signed]